EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Adept Technology, Inc. for the registration of 350,000 shares of its common stock and to the incorporation by reference therein of our reports dated July 31, 1998, with respect to the consolidated financial statements of Adept Technology, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

ERNST & YOUNG, LLP

San Jose, California
September 10, 1999